Exhibit 10.23

PAYPAL HOLDINGS, INC. SVP AND ABOVE STANDARD

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

1.	PURPOSE OF THE PLAN

The purpose of the PayPal Holdings, Inc. SVP and Above Standard Severance Plan (the “Plan”) is to encourage the full attention and dedication of certain officers at and above the level of Senior Vice President by providing severance benefits designed to give financial assistance to any Eligible Participants upon their separation from PayPal Holdings, Inc. (“Company”) or any of its participating subsidiaries or affiliates under the conditions described herein, upon certain terminations of employment occurring outside the occurrence of any Change in Control Period (as such term is defined below).

2.	DEFINITIONS/GENERAL RULES

Definitions

Accrued Benefits – means (a) prompt payment by the Company to an Eligible Participant of any accrued but unpaid annual base salary through the last day of employment, (b) prompt payment by the Company to an Eligible Participant of any unreimbursed expenses incurred through the last day of employment subject to the Eligible Participant’s prompt delivery to the Company of all required documentation of such expenses pursuant to applicable employer policies, (c) all other vested payments, benefits or fringe benefits to which the Eligible Participant is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) of the Company or any of its affiliates in accordance with the terms of such plan, program or grant, including any unpaid annual bonus under the Company Employee Incentive Plan or applicable successor plan (the “eIP”)) for any prior fiscal year when it otherwise would have been paid (see Section 4, eIP, below).

Board – means the Board of Directors of the Company.

Cause – Cause is defined as (a) an Eligible Participant’s failure to attempt in good faith to substantially perform his or her assigned duties, other than failure resulting from his or her death or incapacity due to physical or mental illness or impairment, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (b) an Eligible Participant’s indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (c) an Eligible Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.

Change in Control Period – means the period that begins ninety (90) days prior to the closing date of, and ends 24 months following, a “Change in Control,” as such term is defined in that certain Company Equity Incentive Award Plan under which the Company is then granting equity awards, as the same shall be in effect from time to time.

Company – means PayPal Holdings, Inc. (and any successor thereto) or any of its participating U.S. subsidiaries, as applicable.

Company Equity Awards – means incentive awards granted (or deemed granted for accounting purposes) to an Eligible Participant on Stock, including without limitation any stock options, performance-based restricted stock units, and restricted stock units.

Disability – means “disability” within the meaning of the long-term disability plan by which the Eligible Participant is covered as of his or her Separation Date.

Effective Date – this Plan will be effective immediately following the distribution of the shares of Stock by eBay Inc. to the shareholders of eBay Inc. Except as otherwise provided by the Company, in writing, this Plan replaces all prior plans, programs, and arrangements providing severance type benefits to eligible employees upon a Qualifying Termination occurring outside of a Change in Control Period.

Eligible Employee – is an individual who meets all of the eligibility requirements set forth in Section 3 (Eligibility), and is not otherwise excluded from such eligibility requirements (i.e., is a party to an Individual Agreement, as such term is defined in Section 3).

Eligible Participant – means any Eligible Employee holding a position that is at or above the level of Senior Vice President who is designated as eligible to participate in this Plan as set forth on Schedule I attached to this Plan, as the Plan Administrator may, in its sole discretion, from time to time, designate.

Employer – means the Company and any U.S. subsidiary or U.S. affiliate of the Company whose voting equity is, directly or indirectly, at least 50.1% owned by the Company.

Make-Good Payment – Make-Good Payment is the sum total of an Eligible Participant’s unpaid cash “make-good” awards, if any, that the Eligible Participant has received in connection with his or her employment with the Company.

Plan Administrator – is the Compensation Committee of the Board or such other person or committee appointed from time to time by the Compensation Committee of the Board to administer the Plan.

Premium Payment – Premium Payment is the sum total of an Eligible Participant’s monthly premium payments for health insurance continuation coverage under COBRA, or similar payments for employees outside the U.S., if applicable. The Company shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any applicable federal, state, or local wage or compensation withholding requirements. A more detailed description of the amount of the Premium Payment that will be paid to an Eligible Participant follows in Section 4 (Severance Benefits).

Salary Amount – Salary Amount is an Eligible Participant’s base salary rate in effect upon the occurrence of the Employee’s severance event (expressed in weekly, semi-monthly, monthly, or annual terms, as applicable) without considering bonuses, back-pay or other awards, or Company contributions to any employee plans.

Separation from Service – means, except as provided in subsections (a) and (b) below, an employee’s termination from employment (whether by retirement or resignation from or discharge by the Company).

(a) A Separation from Service shall be deemed to have occurred if an employee and the Company reasonably anticipate, based on the facts and circumstances, that the employee will not provide any additional services for an Employer after a certain date; provided, however, that if any payments or benefits may be provided under this Plan constitute deferred compensation within the meaning of Section 409A of the Code, a Separation from Service also shall be deemed to have occurred in the event that the level of bona fide services performed by the employee after a certain date will permanently decrease to no more than 20% of the average level of bona fide services performed by the employee over the immediate preceding 36-month period.

(b) Notwithstanding the foregoing, for purposes of this Plan, an employee’s employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Employer under an applicable statute or by contract. For purposes of this Plan, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for an Employer. If the period of leave exceeds six months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period due to such employee’s Disability, in which case such employee shall not be an Eligible Participant except as otherwise provided in Section 3 of this Plan.

The definition of “Separation from Service” shall at all times be interpreted in accordance with the terms of Treasury Regulations Section 1.409A-1(h) and any guidance issued thereunder, and the term “Separation Date” shall mean the effective date of the Eligible Participant’s Separation from Service.

Severability – the provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

Severance Bonus Amount – Severance Bonus Amount is an Eligible Participant’s target annual bonus opportunity as provided under the eIP for the bonus year in which the Separation Date occurs.

Severance Pay – Severance Pay is the sum total of an Eligible Participant’s Salary Amount and Severance Bonus Amount. The Company shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements. A more detailed description of Severance Pay follows in Section 4 (Severance Benefits).

General Rules

Amendment and Termination – The Company (as defined below) shall be under no obligation to continue this Plan for any period of time. The Plan Administrator, in its sole discretion, reserves the right to modify, amend, or terminate this Plan (including any of the Standard Severance Pay Guidelines, form of Separation Agreement and/or Schedule 1 of Designated Participants attached to this Plan), in whole or in part, at any time and for any or no reason with respect to any employee or all employees at any time prior to his, her or their receipt of Severance Benefits provided under Section 4 of this Plan; provided, however, that in no event shall this Plan be terminated, or modified or amended in any manner that is adverse to any Eligible Participants at any time during the thirty-six (36) months following the Effective Date nor to any Eligible Participant who is receiving payments or benefits under this Plan as a result of a Qualifying Termination. Such foregoing prohibition shall not require that all Eligible Participants receive the same Severance Pay, Premium Payment, treatment of Company Equity Awards or other additional payments and benefits that the Plan Administrator may in its sole discretion choose to provide to any given Eligible Employee.

Benefits Non-Assignable – benefits under the Plan may not be anticipated, assigned or alienated. The exception being if an employee becomes eligible and dies before payment is made, the heirs will be entitled to the payment.

Governing Laws – the provision of the Plan shall be construed, administered and enforced according to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent applicable, according to applicable Federal law or the laws of the State of California.

No Right to Continued Employment – neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the

Company or any of its subsidiaries or affiliates. Company employees shall continue to be employed “at-will,” as defined under applicable law.

Funding – the Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible employee any right, title, or interest in any property of the Company or any of its affiliates.

3.	ELIGIBILITY

General Eligibility

The benefits under this Plan are limited to employees of the Employer who satisfy each of the following conditions, as determined by the Plan Administrator in its sole discretion:

•	Are classified as Eligible Participants, whether or not based in the United States of America (“USA”) and paid through the payroll system based in the USA.

•	Are being terminated involuntarily without Cause by Employer (such event, a “Qualifying Termination”) occurring other than during any Change in Control Period.

•	Are actively at work through the last day of work designated by Employer, unless the employee is absent due to an approved absence from work (including leave under the Family and Medical Leave Act) or unless otherwise designated by his or her agreement with the Employer.

•	Execute and do not revoke a Separation Agreement and Release in a form attached to this Plan as Exhibit I (with only those changes as may be required to maintain such a form to be compliant with applicable law) within the period specified by Plan Administrator or its delegates (the “Separation Agreement”); and,

•	Return all property of any Employer and settle satisfactorily all expenses owed to Employer and any of its subsidiaries or affiliates.

Exclusions from Eligibility

Unless the Plan Administrator provides otherwise in writing, the following employees are NOT eligible to participate in this Plan:

•

Any Eligible Participant who is eligible to receive severance payments and/or benefits under an individual employment letter agreement or other agreement between such employee and the Company under circumstances that would otherwise give rise to a right to receive payments and benefits under this Plan (any such agreement, an “Individual Agreement”); except, if the total present value, as of the Separation Date, of the aggregate amount of all payments and benefits payable under any Individual

Agreement that covers an Eligible Participant who is not subject to income taxation in the USA is less than the total present value of the aggregate amount of all payments and benefits that would be payable to him or her under Section 4 of this Plan, then the Eligible Participant shall not be excluded from eligibility to participate in this Plan; Any Eligible Participant who terminates employment prior to the stated Separation Date as set forth in their Separation Agreement;

•	Any Eligible Participant whose employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment;

•	Death or Disability; except as expressly otherwise provided in Section 4 of this Plan; or

•	Termination for Cause.

4.	SEVERANCE BENEFITS

Severance Pay

•	Amount of Severance Pay

The amount of Severance Pay payable to an Eligible Participant will be determined in accordance with the Standard Severance Pay Guidelines attached to this Plan subject to the reductions set forth below; provided, however, that the Plan Administrator, in its sole discretion, and on a case-by-case basis, may increase (but not decrease, except as provided below) the amount of Severance Pay payable to an Eligible Participant.

•	Reduction of Severance Pay Benefits

Unless Employer, in its sole discretion, provides otherwise in writing, the amount of Severance Pay payable to an Eligible Participant shall be reduced as follows:

In the event that an Employer triggers Worker Adjustment and Retraining Notification Act (“WARN”) (or other similar federal or state statute), the WARN period will run concurrently with the Severance Pay under this Plan and any lump sum Severance Pay remaining will be paid out following the Separation Date as set forth in the Separation Agreement. If the Employer provides pay-in-lieu-of-notice to the Eligible Participant instead of advance notice of his or her termination of employment in accordance with the requirements of WARN then the amount of such Eligible Participant’s Severance Pay will be reduced (but not below zero) any amount required to be paid or otherwise owing to the employee under WARN.

Severance Pay will be reduced by any outstanding debt owed by the employee to Employer or any of its affiliates, where permitted by law, including but not limited to loans granted by Employer, advanced commissions, bonuses, vacation pay, salary and/or expenses.

In addition, Severance Pay will be inclusive of, and not be in addition to, any severance or termination payments that may be required to be paid by statute or other governmental mandate of the laws of a country outside of the USA.

•	Payment of Severance Pay

The Company will pay the Severance Pay in a lump sum. Payment will be made as soon as practicable after the later of the Eligible Participant’s Separation Date or the date on which such employee’s Separation Agreement becomes effective (i.e., cannot be revoked by the employee), but not later than sixty (60) days following the Eligible Participant’s Separation Date.

Other Severance Benefits

•	Medical/Dental Benefits

Eligible Participants employed by the Company in the USA (and their eligible dependents) who participate in a Company health insurance plan and who are eligible to continue to participate in such plan under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), will receive a lump sum cash payment that is equal to the product of (x) the monthly premium payable by the Eligible Participant for himself or herself (and his or her eligible dependents) under the Company’s health insurance plan in which he or she participates immediately prior to the Separation Date; (y) the Multiple of Premium Payment (as set forth in the Standard Severance Pay Guidelines attached hereto) applicable to such Eligible Participant (such resulting product, the “Premium Payment”) and (z) two (2).

Eligible Participants employed by the Company outside of the USA (and their eligible dependents) shall be eligible for medical and dental insurance coverage that is comparable to such coverage provided to such individuals immediately prior to the Separation Date, with such coverage to be provided for the period beginning with the Separation Date and running through a number of full calendar months equal to the Multiple of Premium Payment (as set forth in the Standard Severance Pay Guidelines attached hereto) applicable to such Eligible Participant, to the extent permissible under applicable local law. If, and to the extent, the Eligible Participant is obligated to pay all or a portion of the premiums for such continuation coverage, the Eligible Employee will receive a Premium Payment calculated in the manner described above.

The Company will pay the Premium Payment in a lump sum. Payment will be made as soon as practicable after the later of the Eligible Participant’s Separation Date or the date on which such employee’s Separation Agreement becomes effective (i.e., cannot be revoked by the employee), but not later than sixty (60) days following the Eligible Participant’s Separation Date.

•	eIP

Eligible Participants will be eligible to receive a prorated portion of the eIP bonus, if any, that he or she otherwise would have earned and been paid in respect of the fiscal year of the Company in which his or her Separation Date occurs, based on the actual performance of the Company for the full year, with such prorated portion calculated based on the period of time during such fiscal year that the Eligible Participant was employed, relative to the full fiscal year, and based on the achievement by the Company of the applicable performance target(s) for such year.

Additionally, Eligible Participants who remain employed through the end of a given fiscal year but who experience a Qualifying Termination prior to the payment date of eIP bonuses for such year will remain eligible to receive a full eIP bonus, also based on the achievement by the Company of the applicable performance target(s) for such year. In all cases, Eligible Participants who are eligible to receive payments of his or her eIP bonus will be paid based on target individual performance, to the extent applicable.

Any payment under the eIP will be made, in a lump sum, at the time when the Company pays bonuses under the applicable bonus plan to employees (and in no event later than March 15 of the year following the year in which the Qualifying Termination occurs).

•	Company Equity Awards.

Effective immediately prior to the Separation Date, all Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and:

(1) vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such Company Equity Awards (including any restricted stock units that have been granted in respect of any performance-based restricted stock units whose target value has been established prior to such Separation Date), that would have otherwise become vested pursuant to their ordinary vesting schedule within the twelve (12) calendar months (including any partial month in which the Qualifying Termination occurs) following the Separation Date; and

(2) are Company Equity Awards that vest subject to the achievement of performance targets over a given performance period (“performance-based awards”) then: any such Company Equity Awards shall remain outstanding and eligible to vest, based solely on the achievement of the applicable Company performance targets upon which the awards are subject to vesting for any relevant performance period that ends within the first anniversary of the Eligible Participant’s Separation Date; and to the extent such performance targets are determined (in a manner compliant with the requirements of Section 162(m) of the Code) to have been achieved following the completion of such performance period, the Eligible Participant shall, upon the date of such determination (the “PBRSU Vesting Determination Date”), be treated as though immediately vested in that percentage of the resulting amount of such Company Equity Awards that would, on or prior to such first anniversary, have otherwise become vested pursuant to the ordinary vesting schedule that would have applied to such Company Equity Awards.

All such Company Equity Awards shall be settled in a lump sum, through the vesting of shares of Stock, through the payment of cash in lieu of vesting shares of Stock, or a combination thereof as determined in the discretion of the Plan Administrator, as soon as practicable after (x) for any Company Equity Awards that are treated as though vested pursuant to clause (1) above the later of the Eligible Participant’s Separation Date or the date on which such employee’s Separation Agreement becomes effective (i.e., cannot be revoked by the employee), but not later than sixty (60) days following the Eligible Participant’s Separation Date; and (y) for any Company Equity Awards that are treated as though vested pursuant to clause (2) above, promptly following the PBRSU Vesting Determination Date (but in no event later than the last day of the calendar year in which the PBRSU Vesting Determination Date occurs). In the event the Company elects to settle any such awards through the payment of cash in lieu of vesting shares of Stock, the Company will pay the Eligible Participant a lump sum cash amount equal to the value of all of the Company Equity Awards that are treated as though vested in accordance with the foregoing clauses (with such value calculated based on the Valuation Assumptions).

For purposes of the foregoing, the term “Valuation Assumptions” means, collectively, the following assumptions: (x) each share of common equity underlying an award has a value equal to the average of the closing prices of Company common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to (I) for any Company Equity Awards that are treated as though vested pursuant to clause (1) above, or pursuant to the provisions under “Death and Disability”, below, the Separation Date and (II) for any Company Equity Awards that are treated as though vested pursuant to clause (2) above, the PBRSU Vesting Determination Date, and (y) any Company stock options that the Eligible Participant holds that are outstanding immediately prior to the Separation Date will be valued based on their spread (i.e., the positive difference, if any, of the value of each share of Company.

•	Make-Good Payments

The Make-Good Payment shall be paid in a lump sum and subject to the same terms as Severance Pay as set forth above.

•	Death and Disability

Notwithstanding anything else in this Plan or Company Equity Award agreement to the contrary, upon the occurrence of an Eligible Employee’s death or Disability, all unvested Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s death or Disability shall:

(1) vest solely based on the continued service of the Eligible Participant, will be treated as though immediately vested on the Eligible Participant’s date of death or Disability as to the portion of such Company Equity Awards (including any restricted stock units that have been granted in respect of any performance-based restricted stock units whose target value has been established prior to such date), that would have otherwise become vested pursuant to their ordinary vesting schedule within the twenty-four (24) calendar months (including any partial month in which such event occurs) following the date of such event; and

(2) be treated as though vested as to the portion of such Company Equity Awards that would have otherwise become vested pursuant to their ordinary vesting schedule within the twenty-four (24) calendar months (including any partial month in which such event occurs) following the date of such event. For purposes of the foregoing, if the Eligible Participant’s date of death or Disability occurs during the performance period with respect to a given award of performance-based restricted stock units whose target value has been established prior to such date, but whose number of shares of applicable employer stock that would be subject to such award based on achievement of applicable performance targets has not yet been granted, then any such award shall be deemed to have been earned and granted assuming achievement of target performance in respect of the applicable performance period immediately prior to such date for purposes of determining the number of such awards that shall be treated as though vested hereunder.

All such awards shall be settled in a lump sum, through the vesting of shares of Stock, through the payment of cash in lieu of vesting shares of Stock, or a combination thereof as determined in the discretion of the Plan Administrator, as soon as practicable after the date of the Eligible Participant’s death or Disability, but not later than sixty (60) days following such date. In the event the Company elects to settle any such awards in through the payment of cash in lieu of shares of Stock, the Company will pay the Eligible Participant a lump sum cash amount equal to the value of all of the Company Equity Awards that are treated as though vested in accordance with the foregoing clauses (with such value calculated based on the Valuation Assumptions).

•	Accrued Benefits

The Company shall make payment or otherwise provide all Accrued Benefits when due. Such obligation shall not be subject to the Eligible Participant’s execution of a Separation Agreement.

5.	RIGHT TO TERMINATE BENEFITS

Notwithstanding anything in this Plan to the contrary, in the event that:

•	Employer determines that an Eligible Participant or Eligible Employee has breached any of the terms and conditions set forth in any agreement executed by the employee as a condition to receiving benefits under this Plan (i.e., the Separation Agreement), THEN

•	Employer shall have the right to terminate the benefits payable under this Plan at any time. Further, the Eligible Participant shall be obligated to return to the Employer any benefits paid to such employee: (i) due to the employee’s breach of the terms and conditions set forth in any agreement executed by such employee or (ii) due to any overpayments of benefits paid under this Plan to such employee.

6.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:

•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

•	To Amend and Terminate the Plan as defined in, and in accordance with, Section 2;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

•	To decide all questions concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

•	To appoint and/or retain such employees, agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

7.	CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of severance benefits under the Plan should be directed to the Plan Administrator.

If an employee believes he or she is not receiving severance payments and benefits hereunder which are due, the employee should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied, in whole or in part, the employee will receive a written explanation containing the following information:

•	The specific reason(s) for the denial, including a reference to the Plan provisions on which the denial is based;

•	A description of any additional material or information necessary for the employee to perfect the claim and an explanation of why such material or information is necessary; and

•	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the employee’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Plan Administrator, and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days are required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.

As part of the Plan’s appeal process, the employee shall be afforded:

•	The opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

•	Upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the employee’s claim for benefits; and

•	A review that takes into account all comments, documents, records and other information submitted by the employee relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the decision on appeal is upheld, in whole or in part, the employee will receive a written explanation containing the following information:

•	The specific reason(s) for the decision, including a reference to the Plan provisions on which the decision is based;

•	A statement that the employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the employee’s claim for benefits; and

•	A statement of the employee’s right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under this Plan may be brought unless the action is commenced within one (1) year from the date of the final decision on appeal has been made. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made. If the employee or other interested person challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to the employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

8.	SECTION 409A

Notwithstanding anything contained in this Plan to the contrary, to the maximum extent permitted by applicable law, no employee shall have a legally binding right to payments under this Plan unless and until amounts are actually paid to them. To the extent that an employee is deemed to have a legally binding right to a payment under this Plan, then amounts payable under this Plan shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals) and exempt from Section 409A of the Code as a result of such reliance. To the extent that the Plan Administrator determines that the Company will pay severance benefits in a form other than a lump sum, any installment or monthly payment to which an employee is entitled under this Plan shall be considered a separate and distinct payment. In addition, (i) no amount payable hereunder shall be payable unless the employee’s termination of employment constitutes a Separation from Service and (ii) if the employee is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Eligible Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the employee’s termination benefits shall not be provided to the employee prior to the earlier of (A) the expiration of the six-month period measured from the Eligible Participant’s Separation Date or (B) the date of the employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8 shall be paid in a lump sum to the employee without interest, and any remaining payments due under this Plan shall be paid as otherwise provided herein. The determination of whether the employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). To the extent applicable, if payment of an amount under the Plan could be paid in one of two calendar years subject to the delivery of the Separation Agreement and it is determined that payment of such amount in the earlier of such two years could constitute noncompliance with Section 409A of the Code, then such amount shall be paid in the later of such two years.

9.	STATEMENT OF ERISA RIGHTS

Eligible Participants in this Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all plan Eligible Participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Obtain a complete list of the Employers sponsoring the Plan upon written request to the Plan Administrator.

•	Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Eligible Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan Eligible Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Eligible Participants and beneficiaries. No one, including any Employer, any union, or any other person, may fire an employee or otherwise discriminate against him or her in any way to prevent them from obtaining a benefit under this Plan or exercising their rights under ERISA.

Enforce Your Rights

If an employee’s claim for a severance benefit is denied or ignored, in whole or in part, he or she has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if he or she requests a copy of plan documents or the latest annual report from the plan and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay him or her up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an employee has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court. In addition, if he or she disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, he or she may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If an employee is successful the court may order the person he or she has sued to pay these costs and fees. If the employee loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim is frivolous.

10.	ASSISTANCE WITH QUESTIONS

If an employee has any questions about the Plan, he or she should contact the Plan Administrator. If he or she has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

REQUIRED BY ERISA

Plan Sponsor and Plan Administrator, including address and telephone:	PayPal Holdings, Inc. Compensation Committee of the PayPal Holdings, Inc. Board of Directors 2211 North First Street San Jose, CA 95131 (408) 967-7400

Name and address of person designated as agent for service of process:	A. Louise Pentland Senior Vice President, General Counsel and Secretary PayPal Holdings, Inc. 2211 North First Street San Jose, CA 95131 (408) 967-7400

Basis on which Plan records are kept:	Calendar year - January 1 to December 31

Type of Plan:	Unfunded welfare benefit severance plan

Plan Number:

EIN:	[INSERT]

Appendix A

Standard Severance Pay Guidelines

Under the Plan, Eligible Participants are entitled to: (i) the Severance Pay and (ii) the Premium Payment, to be calculated based on the Multiples identified below.

Severance Pay and Premium Payment Calculations	Eligible Participants
Multiple of Salary	1.0x
Multiple of Severance Bonus Amount	1.0x
Multiple of Premium Payment	12x

The Company will pay the Severance Pay and the Premium Payment in accordance with the terms of the Plan to which this Appendix A is attached.

Appendix B

Form of Separation Agreement

[On file with the Company]

Schedule I1

Eligible Participants, as of the Effective Date

All Senior Vice Presidents2

[1]	This Schedule is subject to change, from time to time, in the discretion of the Plan Administrator.
[2]	Note: As of the Effective Date, all Senior Vice Presidents who are CEO Direct Reports are excluded from the Plan due to their holding Individual Agreements.